Exhibit 10.26.3

SECOND AMENDMENT TO MASTER LEASE

This SECOND AMENDMENT TO MASTER LEASE (the "Amendment") is entered into as of January 2, 2007 (the "Effective Date") by and among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation, and NHP McCLAIN, LLC, a Delaware limited liability company (collectively, "Landlord"); SUMMERVILLE AT CAMELOT PLACE LLC, a Delaware limited liability company, SUMMERVILLE AT HILLEN VALE LLC, a Delaware limited liability company, SUMMERVILLE AT LAKEVIEW LLC, a Delaware limited liability company, and SUMMERVILLE AT RIDGEWOOD GARDENS LLC, a Delaware limited liability company (individually and collectively, "Existing Tenant"); SUMMERVILLE AT NORTH HILLS LLC, a Delaware limited liability company, and THE INN AT MEDINA LLC, a Delaware limited liability company (collectively, the "Additional Tenant" and, together with Existing Tenant, "Tenant"); and SUMMERVILLE SENIOR LIVING, INC., a Delaware corporation ("Guarantor").

RECITALS

A.    Landlord, as lessor, and Existing Tenant, as lessee, are parties to that certain Master Lease dated as of October 2, 2006, as amended by that certain First Amendment to Master Lease (the "First Amendment") dated as of December 1, 2006 (as amended, the "Master Lease"), pursuant to which, among other things, Landlord leases to Existing Tenant the "Premises" described therein. Initially capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Master Lease.

B.    In connection with the Master Lease, Landlord and Existing Tenant are also parties to that certain Letter of Credit Agreement dated as of October 2, 2006, as amended by the First Amendment (as amended, the "LC Agreement"), pursuant to which, among other things, Existing Tenant posted with Landlord the Letter or Letters of Credit described therein as partial collateral for the performance of its obligations under the Master Lease.

C.    Pursuant to that certain Amended and Restated Guaranty of Lease dated as of October 2, 2006, as amended by the First Amendment (as amended, the "Guaranty"), Guarantor, among other things, guaranteed to Landlord the performance by Existing Tenant of its obligations under the Master Lease and LC Agreement.

D.           Additional Tenant, as buyer, and North Hills Management Co., Inc., an Ohio corporation, The Inn at Medina Management Company, Inc., an Ohio corporation, and The Inn at Medina Limited, an Ohio limited liability company (collectively, "Seller"), have entered into that certain Residential Facility Purchase Agreement dated as of December 7, 2006 (the "Purchase Agreement"), pursuant to the terms and conditions of which Additional Tenant has agreed to acquire, among other things, fee title to (i) that certain real property located at 1575 Bowers Lane, Zanesville, Ohio and all improvements thereon, which is presently operated as a one hundred-three (103) unit assisted living facility, and (ii) that certain real property located at 100 High Point Drive, Medina, Ohio and all improvements thereon, which is presently operated as a ninety (90) unit assisted living facility (collectively, the "Additional Facilities").

E.    Additional Tenant has agreed to assign its rights to purchase the Additional Facilities to Landlord pursuant to the terms and conditions of that certain Assignment of Purchase Agreement dated of even date herewith between Additional Tenant and Landlord.

F.    Additional Tenant desires to lease the Additional Facilities from Landlord upon the closing of Landlord's acquisition thereof Accordingly, Landlord and Tenant desire to amend the Master Lease to, among other things: (i) join Additional Tenant to the Master Lease, (ii) add the Additional Facilities to the Premises demised thereunder, and (iii) make certain other revisions and modifications, all as more particularly set forth herein. In connection therewith, Guarantor desires to affiim to Landlord its obligations under the Guaranty notwithstanding the amendment of the Master Lease set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Joinder of Additional Tenant; Addition of Additional Premises. Additional Tenant is hereby joined to the Master Lease as a Tenant thereunder. The Additional Facility and associated Landlord Personal Property are hereby added to the Premises demised under the Master Lease.

2.           Amendments to Master Lease. The Master Lease is hereby specifically amended as set forth in this Section 2.

(a)           Exhibit A, Exhibits B-1 and B-2 and Exhibit F attached hereto are hereby added to and incorporated into Exhibit A, Exhibit B and Exhibit F respectively, of the Master Lease.

(b)           Schedule 1 and Schedule 2 of the Master Lease are hereby deleted in their entirety and substituted with Schedule 1 and Schedule 2 attached hereto.

(c)            Section 2.1(a),   and f_cj of the Master Lease are hereby deleted and substituted with the following:

"2.1            Initial Term Rent.

(a)            During the Initial Term, the annual "Minimum Rent" shall be an amount equal to the sum of (i) Landlord's Camelot Investment multiplied by eight and sixty one-hundredths percent (8.60%), (ii) Landlord's Lakeview/HillenVale Investment multiplied by eight and seventy one-hundredths percent (8.70%), (iii) Landlord's Ridgewood Investment multiplied by eight and seventy one-hundredths percent (8.70%), and Landlord's North Hills/Medina Investment multiplied by eight and fifty one-hundredths percent (8.50%) (each rate, the "Lease Rate" for such Facility), payable in advance in twelve (12) equal monthly installments. Commencing with the second (2nd) Lease Year and continuing thereafter during the Term (excluding the first Lease Year of any Renewal Term), Tenant agrees to pay "Additional Rent" to Landlord monthly in advance together with the payment of Minimum Rent. Such Additional Rent (which shall be expressed as an annual amount but shall be payable in equal monthly installments) shall be equal to the sum of (i) the Additional Rent for the immediately preceding Lease Year and (ii) the product of (A) the Minimum Rent and Additional Rent due for the immediately preceding Lease Year and (B) the lesser of (x) three percent (3.0%) or (y) a percentage equal to five (5) times the percentage increase (the "CPI Increase") in the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup "All Items" (1982 –1984 = 100) (the "CPI"). In no event shall the CPI Increase be a negative number. The applicable CPI Increase shall be calculated annually for each Lease Year by comparing the CPI in effect on the first calendar day of the Lease Year for which Additional Rent is being calculated to the first calendar day of the immediately preceding Lease Year.

(b)            As used herein, (i) "Landlord's Camelot Investment" means Landlord's investment in the Facility located at 49-A Leisure Lane, Medina, Ohio (the "Camelot Facility") in the amount of Ten Million Six Hundred Sixty-Five Thousand Dollars ($10,665,000), plus any amounts advanced by Landlord pursuant to Section 8.6  with respect to the Camelot Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Camelot Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Camelot Investment; (ii) "Landlord's Lakeview/HillenVale Investment" means Landlord's investment in (A) the Facility located at 4000 Lakeview Crossing, Groveport, Ohio (the "Lakeview Facility"), and (B) the Facility located at 1615 Yauger Road, Mt. Vernon, Ohio (the "HillenVale Facility"), in the aggregate amount of Twenty-Two Million Two Hundred Eighty Thousand Dollars ($22,280,000), plus any amounts advanced by Landlord pursuant to Section 8.6 with respect to the Lakeview Facility and/or HillenVale Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Lakeview/HillenVale Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Lakeview/HillenVale Investment; (iii) "Landlord's Ridgewood Investment" means Landlord's investment in the Facility located at 2001 Ridgewood Drive, Salem, Virginia (the "Ridgewood Facility") in the amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000), plus any amounts advanced by Landlord pursuant to Section 8.6  with respect to the Ridgewood Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's Ridgewood Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's Ridgewood Investment, and (iv) "Landlord's North Hills/Medina Investment" means Landlord's investment in (X) the Facility located at 1575 Bowers Lane, Zanesville, Ohio (the "North Hills Facility"), and (Y) the Facility located at 100 High Point Drive, Medina, Ohio (the "Medina Facility"), in the aggregate amount of Twenty-Five Million Six Hundred Thirteen Thousand Dollars ($25,613,000), plus any amounts advanced by Landlord pursuant to Section 8.6 with respect to the North Hills Facility and/or the Medina Facility, plus any other amount that, in accordance with any other term or provision of this Master Lease, is to be added to Landlord's North Hills/Medina Investment, and minus any amount that, in accordance with any term or provision of this Master Lease, is to be subtracted from Landlord's North Hills/Medina Investment.

(c)            Concurrently with any increase or decrease in Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment, Landlord's Ridgewood Investment and/or Landlord's North Hills/Medina Investment during the Term as described in Section 2.1(b), the Rent then due and payable for the balance of the applicable Lease Year and Term shall be recalculated and reset based on the adjusted amount of Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment, Landlord's Ridgewood Investment and/or Landlord's North Hills/Medina Investment, as the case may be."

(d)             Section 4 of the Master Lease is hereby deleted in its entirety and substituted with the following:

"4.    Security Deposit: Guaranty.

(a)            Pursuant to the parties' concurrent Letter of Credit Agreement, Tenant shall deposit with Landlord and maintain during the Term one (1) or more letters of credit in an undrawn face amount equal to Seven Hundred Fifty-Four Thousand Seven Hundred Fifty Dollars ($754,750) as a "Security Deposit" against the faithful performance by Tenant of its obligations under this Master Lease.

(b)            Notwithstanding the foregoing, (i) at the end of the first Lease Year the amount of the Security Deposit shall be increased by the amount of $325,960 if the Lakeview/HillenVale Rent Coverage Ratio is less than 1.01 to 1; and (ii) at the end of the second Lease Year the amount of the Security Deposit shall be increased by the amount of $162,980 if the Lakeview/HillenVale Rent Coverage Ratio is less than 1.26 to 1. As used herein, "Lakeview/HillenVale Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM (as hereinafter defined) for the Lakeview Facility and HillenVale Facility for the immediately preceding two calendar quarters (a "Measuring Period"), minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues (as hereinafter defined) generated during such Measuring Period from the Lakeview Facility and HillenVale Facility, and (B) one-half of the applicable annual CapEx Amount (as defined in Section 8.3 below) for the Lakeview Facility and HillenVale Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Lakeview Facility and HillenVale Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Lakeview Facility and HillenVale Facility for the Measuring Period pursuant to the terms of this Master Lease.

(c)            If at any time following January 31, 2011, the Camelot Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which may be in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "Camelot Supplemental Deposits"), to Landlord pursuant to Section 4(1) until such time as the total amount of the Security Deposit is increased as a result of such Camelot Supplemental Deposits by the amount of One Hundred Fifty-One Thousand Four Hundred Thirty-Five Dollars ($151,435); provided, however, Tenant's obligation to make such Camelot Supplemental Deposits shall not apply with respect to any Measuring Period for which the Camelot Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "Camelot Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the Camelot Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues generated during such Measuring Period from the Camelot Facility, and (B) one-half of the applicable annual CapEx Amount for the Camelot Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Camelot Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Camelot Facility for the Measuring Period pursuant to the terms of this Master Lease.

(d)           If at any time following June 30, 2010, the Ridgewood Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which may be in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "Ridgewood Supplemental Deposits"), to Landlord pursuant to Section 4(f) until such time as the total amount of the Security Deposit is increased as a result of such Ridgewood Supplemental Deposits by the amount of Eighty-Four Thousand Seven Hundred Fifty Dollars ($84,750); provided, however, Tenant's obligation to make such Ridgewood Supplemental Deposits shall not apply with respect to any Measuring Period for which the Ridgewood Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "Ridgewood Rent Coverage Ratio" means, as of the date of determination, the ratio of (1) the EBITDARM for the Ridgewood Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues generated during such Measuring Period from the Ridgewood Facility, and (B) one-half of the applicable annual CapEx Amount for the Ridgewood Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Ridgewood Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the Ridgewood Facility for the Measuring Period pursuant to the terms of this Master Lease.

(e)            If at any time following June 30, 2010, the North Hills/Medina Rent Coverage Ratio is less than 1.20 to 1, Tenant shall from time to time make deposits, which may be in the form of cash or supplemental letters of credit meeting the requirements of the Letter of Credit Agreement (the "NH/Medina Supplemental Deposits"), to Landlord pursuant to Section 4(1) until such time as the total amount of the Security Deposit is increased as a result of such NH/Medina Supplemental Deposits by the amount of Three Hundred Sixty-Two Thousand Eight Hundred Fifty Dollars ($362,850); provided, however, Tenant's obligation to make such NH/Medina Supplemental Deposits shall not apply with respect to any Measuring Period for which the North Hills/Medina Rent Coverage Ratio equals or exceeds 1.20 to 1. As used herein, "North Hills/Medina Rent Coverage Ratio" means, as of the date of determination, the ratio of (i) the EBITDARM for the North Hills Facility and the Medina Facility for the Measuring Period, minus (A) an assumed management fee equal to five percent (5%) of the Gross Revenues generated during such Measuring Period from the North Hills Facility and the Medina Facility, (B) one-half of the applicable annual CapEx Amount for the North Hills Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the North Hills Facility, and (C) one-half of the applicable annual CapEx Amount for the Medina Facility at the commencement of the Measuring Period, multiplied by the aggregate number of assisted living units at the Medina Facility, to (ii) the total amount of the Minimum Rent and Additional Rent due with respect to the North Hills Facility and the Medina Facility for the Measuring Period pursuant to the tellas of this Master Lease.

(0            The Supplemental Deposits to be made by Tenant in accordance with Section 4(c), (d) and (e) above shall be due on the thirtieth (30th) day of each calendar month (or last day of the month, in the case of February) following the Measuring Period in which the actual Camelot Rent Coverage Ratio, Ridgewood Rent Coverage Ratio or North Hills/Medina Rent Coverage Ratio, as applicable, fails to equal or exceed 1.20 to 1. The Supplemental Deposits shall be equal to five percent (5%) of the Gross Revenues from the Camelot Facility, Ridgewood Facility or North Hills and Medina Facilities, as applicable, for the calendar month immediately preceding the date on which each Supplemental Deposit is due or such lesser amount as is required to fulfill the requirements of Section 4(c), (d) and (e) above.

(g)             As used herein, "Gross Revenues" means all of the revenues of the applicable Facility or Facilities other than the proceeds of the sale of any of the applicable Facility's or Facilities' equipment which has become worn out or obsolete, all insurance awards and condemnation proceeds, sales, use and occupancy or other taxes on receipts required to be accounted for by Tenant to governmental authorities and nonrecurring revenues as reasonably approved by Landlord. As used herein, "EBITDARM" means, for any Measuring Period, the net income (or loss) of Tenant for such Measuring Period to the extent derived from the operation of the applicable Facility or Facilities, adjusted to add thereto any amounts deducted in determining such net income (or loss) for (v) interest expense, (w) income tax expense, (x) depreciation and amortization expense, (y) rental expense, and (z) management fee expense, in each case determined in conformity with generally accepted accounting principles, consistently applied."

(e)             Section 6.1(a) of the Master Lease is hereby deleted and substituted with the following:

"(a) Fire and Extended Coverage with respect to each Facility against loss or damage from all causes under standard "all risk" property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood (if located in a 100-year or less flood zone), vandalism, earthquake (if located in an area known for risk of loss due to seismic activity), malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of such Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction);"

(f)           The following is hereby added at the beginning of the second paragraph of Section 8.3 of the Master Lease:

"For purposes of determining the Applicable Annual Reserve with respect to the Ridgewood Facility, the Ridgewood Facility shall be deemed to have eighty (80) units."

(g)           The third sentence of Section 13.4 of the Master Lease is hereby deleted and substituted with the following:

"All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall at Landlord's option either be payable by Tenant to Landlord on demand or added to Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment, Landlord's Ridgewood Investment, and/or Landlord's North Hills/Medina Investment, as the case may be."

(h)           The forth sentence of Section 18 of the Master Lease is hereby deleted and substituted with the following:

"In the event this Master Lease is terminated as to any Facility under this Section 18, then the Minimum Rent and Additional Rent due hereunder shall be shall be reduced by the product of (x) the amount of the then current Minimum Rent and Additional Rent, and (y) a fraction, the numerator of which is the amount received by Landlord as a result of the Complete Taking and the denominator of which is the sum of Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment, Landlord's Ridgewood Investment and Landlord's North Hills/Medina Investment."

(1)           Section 23 of the Master Lease is hereby deleted in its entirety and substituted with the following:

"Option to Purchase. Provided no Event of Default exists on the Call Exercise Date or the closing date, Tenant shall have the option to purchase all but not less than all the Premises (excluding the Ridgewood Facility) by giving Landlord written notice thereof (the "Call Exercise Date") not more than fifteen (15) days before or after the date which is_ fifteen (15) months prior to the end of the then current Term. The purchase price shall be the greater of (a) Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment and Landlord's North Hills/Medina Investment, compounded each Lease Year (including any partial Lease Year if the closing does not occur on the last day of a Lease Year) after the commencement date of this Master Lease at a rate of three percent (3%) per Lease Year, or (b) Landlord's Camelot Investment, Landlord's Lakeview/HillenVale Investment and Landlord's North Hills/Medina Investment, compounded each Lease Year (including any partial Lease Year if the closing does not occur on the last day of a Lease Year) after the commencement date of this Master Lease at a rate equal to the actual percentage increase in the CPI each Lease Year during the period of determination. Once the purchase price is so established: (i) the parties shall sign the standard sale escrow instructions of a national title company (selected by Landlord and reasonably approved by Tenant) that are in form and substance reasonably satisfactory to Landlord and Tenant and without representations or warranties, due diligence or other contingencies in favor of Tenant except as otherwise provide for herein; (ii) Tenant shall deposit three percent (3%) of the purchase price with the title company, which may be retained by Landlord as liquidated damages as a result of the failure of escrow to close solely for any breach by Tenant of these terms or the escrow instructions (and which in no way shall liquidate or limit Landlord's damages by reason of any other breach of this Master Lease); (iii) the escrow shall close on the last day of the then current Term, at which time Tenant shall pay the purchase price in cash and Landlord shall deliver title to each of the Facilities subject only to those title exceptions shown in Exhibit D  by customary limited warranty deed and other customary conveyancing documents; and (iv) Tenant shall pay all transaction costs. If Tenant fails to close the escrow for any reason other than a breach by Landlord, then Landlord shall have the right to extend the Term for an additional one (1) year period during which the Rent shall be calculated as if on the Call Exercise Date Tenant had instead exercised its right to extend the Term for a Renewal Term."

Section 25 of the Master Lease is hereby deleted in its entirety and substituted with the following:

"1031 Exchange. Tenant acknowledges that Nationwide Health Properties, Inc. ("NHP") elected to consummate the purchase of the Lakeview Facility and HillenVale Facility as a reverse like-kind exchange within the meaning of Section 1031 of Code (the "Exchange"). Accordingly, NHP entered into a Qualified Exchange Accommodation Agreement (the "QEAA") with an "Exchange Accommodation Titleholder" as that teim is defined in Internal Revenue Service Revenue Procedure 2000-37, 2000-40 I.R.B. 1 (September 15, 2000) for the purpose of effectuating such Exchange. Tenant acknowledges that NHP McClain, LLC, a Delaware limited liability company ("NHP McClain"), rather than NHP, took title to the Lakeview Facility and HillenVale Facility and leased the Lakeview Facility and HillenVale Facility to NHP pursuant to a written lease (the "Exchange Lease"). NHP McClain and Landlord acknowledge and agree that Tenant has no obligations under such Exchange Lease and Tenant's only duties, covenants, obligations and liabilities shall be those set forth in this Master Lease and the transaction documents relating thereto to which Tenant is a party. Effective as of December 1, 2006, Landlord completed the Exchange, acquired all of the membership interest in NHP McClain and terminated the Exchange Lease. Accordingly, NHP McClain is hereby joined as a "Landlord" under this Master Lease, for the purposes of continuing the lease of the Lakeview Facility and HillenVale Facility to Tenant pursuant to the terms of this Master Lease. Tenant hereby agrees to attorn to and recognize NHP McClain as a "Landlord" under this Master Lease with respect to the Lakeview Facility and HillenVale Facility."

2.            Tax Impound and CapEx Expenditures. From and after the date Landlord acquires fee title to the North Hills Facility and the Medina Facility, the North Hills Facility and Medina Facility shall be added as a portion of the Premises leased to Tenant under the terms of the Master Lease. Accordingly, with each payment of Minimum Rent payable by Tenant with respect to the North Hills Facility and the Medina Facility, Tenant shall make tax impound deposits and CapEx Reserve deposits for the North Hills Facility and the Medina Facility in accordance with the terms of Section 5.2 and Section 8.3 of the Master Lease.

3.           Amendment to LC Agreement. In the LC Agreement and Exhibit A to the LC Agreement, all references to "Five Hundred Seventy-Three Thousand Three Hundred Twenty-Five Dollars ($573,325)" as the Letter of Credit Amount are hereby deleted and replaced with "Seven Hundred Fifty-Four Thousand Seven Hundred Fifty Dollars ($754,750)".

4.           Enforcement of Rights. Landlord has the right to enforce the covenants, representations and warranties of Seller under the Purchase Agreement with respect to the Additional Facilities; provided, however, Landlord agrees upon request of Tenant either to enforce the same against Seller at Tenant's cost and expense or, to the extent assignable, to assign its rights thereto in order to enable Tenant to enforce the same against Seller.

5.           Reaffirmation of Obligations.

(a)            Notwithstanding the amendments to the Master Lease contained herein, Tenant and Landlord each hereby acknowledges and reaffillus its respective obligations under the Master Lease (as modified hereby), the LC Agreement and all other documents executed by such party in connection therewith.

(b)            Notwithstanding the amendments to the Master Lease contained herein, Guarantor hereby acknowledges and reaffirms its obligations under the Guaranty and all documents executed by Guarantor in connection therewith, and further agrees that any reference made in the Guaranty to the Master Lease or any terms or conditions contained therein shall mean such Master Lease or such terms or conditions as amended by this Amendment.

6.            Interpretation. This Amendment shall be construed as a whole and in accordance with its fair meaning. Headings are for convenience only and shall not be used in construing meaning.

7.            Further Instruments. Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Amendment.

8.            Incorporation of Recitals. The Recitals to this Amendment are incorporated hereby by reference.

9.            Counterparts. This Amendment may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

10.            Attorneys' Fees. In the event of any dispute or litigation concerning the enforcement, validity or interpretation of this Amendment, or any part thereof, the losing party shall pay all costs, charges, fees and expenses (including reasonable attorneys' fees) paid or incurred by the prevailing party, regardless of whether any action or proceeding is initiated relative to such dispute and regardless of whether any such litigation is prosecuted to judgment.

11.            Effect of Amendment. Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Master Lease shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Master Lease, the terms of this Amendment shall govern and prevail.

12.            Entire Agreement. This Amendment contains the entire agreement between the parties relating to the subject matters contained herein. Any oral representations or statements concerning the subject matters herein shall be of no force or effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TENANT:

SUMMERVILLE AT CAMELOT PLACE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT HILLEN VALE LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT LAKEVIEW LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT RIDGEWOOD GARDENS LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

SUMMERVILLE AT NORTH HILLS LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

THE INN AT MEDINA LLC,
a Delaware limited liability company

By:	/s/ Granger Cobb
Granger Cobb
President

GURANTOR:

SUMMERVILLE SENIOR LIVING, INC.,
a Delaware corporation

By:	/s/ Granger Cobb
Granger Cobb
President

LANDLORD:

NATIONWIDE HEALTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/David Snyder
Name:	David Snyder
Title:	Vice President & Controller

NHP McCLAIN,LLC,
a Delaware limited liability company

BY:	NATIONWIDE HEALTH PROPERTIES,INC.,
a Maryland corporation,
its sole member

	By:	/s/David Snyder
	Name:	David Snyder
	Title:	Vice President & Controller